Exhibit 99.1

Shiner International Announces Record Sales and Net Income for 2008

HAIKOU, Hainan, China, March 23 /PRNewswire-Asia/ -- Shiner International, Inc. (Nasdaq: BEST - News), an emerging global supplier of anti-counterfeiting and advanced packaging products, today announced record financial results for the year ended December 31, 2008, highlighted by:

•	Total revenues of $51.6 million compared to 2007 total revenues of $42.8 million, an increase of 20.6%
•	Net income of $4.9 million compared to 2007 net income of $4.5 million
•	BOPP tobacco film sales increased by 55% year over year
•	Anti-counterfeit film sales increased by 195% year over year

Record 2008 Revenue

Shiner, which began trading on the NASDAQ Stock Market in February 2008, reported total revenue of $51.6 million in 2008, up from $42.8 million in 2007. The higher revenues resulted from a 55% increase in BOPP tobacco film sales and a 195% increase in sales of anti-counterfeit film. In 2008, sales of color printed packaging products, BOPP tobacco film, coated film and anti-counterfeit film accounted for 19.0%, 35.1%, 25.6% and 20.3%, respectively, of Shiner's 2008 revenue.

Record 2008 Earnings

The Company reported that 2008 net income increased 7.5% to $4.9 million compared to net income of $4.5 million for the prior year. This performance was driven by higher sales volume in BOPP tobacco film and anti-counterfeit film products, as well as an increase in average selling prices. Earnings per share decreased $0.04 to $0.20 on a fully diluted basis year to year, as a result of the increase in the weighted average number of shares outstanding in 2008.

Management Comments

Management believes that the Company's record 2008 financial performance is the result of the technical superiority of Shiner's advanced packaging films, combined with strong brand recognition and an effective sales strategy that emphasizes the marketing of products that account for higher profitability. However, as a consequence of the world's turbulent economy, price instability of oil-related raw materials, a decrease in packaging demands related to melamine milk related concerns and fluctuations in foreign exchange rates, Shiner experienced lower than anticipated results during the fourth quarter of 2008 and, as a result, did not meet its previously announced guidance for 2008.

Mr. Jian Fu, CEO of Shiner International, commented "2008 was a year of transition, however, we are making great strides dealing with the global recession's impact that is affecting almost every industry. We have been proactive in reducing expenses. Also, we are encouraged by what we see as demand from new market centers, such as America and Europe, for our products. We are very excited about the challenges that we face in 2009 and are confident that in the long run, Shiner will meet all of its original goals. We are now experiencing more stable oil and related raw material pricing. In addition, it appears as though the fundamental demand for packaging is returning. Most importantly, the market is indicating to us that many converters or end users for packaging films are searching for new suppliers with greater competitive prices and better service, such as Shiner. The Company will continue to execute its business plan and remains totally committed to enhancing shareholder value through solid earnings growth and good corporate governance. We believe that our small size and flexibility are advantageous to Shiner's long-term growth in the current economy and into the future."

Stock Buyback Program

Shiner is also announcing its institution of a stock buyback program of up to 4 million shares of its common stock over the next 12 months. The share repurchases will occur through open market purchases, privately negotiated transactions and/or transactions structured through investment banking institutions as permitted by securities laws and other legal requirements. The program allows the Company to repurchase its shares at its discretion. Market conditions will influence the timing of the buyback and the actual number of shares repurchased.

The repurchases will be funded with the Company's existing cash and future cash flows from operations, and the Company currently intends to hold the repurchased shares as treasury stock. The outstanding shares used to calculate earnings per share will be immediately reduced by the number of shares repurchased. The Company has approximately 24.6 million shares of common stock outstanding, of which management owns approximately 47%.

About Shiner International, Inc.

NASDAQ listed Shiner International (http://www.shinerinc.com) is a U.S. corporation that has its primary operations in China. Headquartered in the city of Haikou -- China's "Hawaii" -- Shiner's products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. Approximately 60 percent of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 14 patents on products and production equipment, and has an additional eight patent applications pending. The Company's coated films meet the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission.

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Contact Us:

     Corporate Contact:
     Mr. Qingtao Xing
     President
     Shiner International, Inc.
     Tel: +86-1387-6683-099
     Email:  qingtao.xing@shinerinc.com or info@shinerinc.com

Shiner International, Inc.
Consolidated Statement of Operations

	Years Ended December 31,
	2008	2007

Net Revenue	$51,594,842	$42,762,615

Cost of Revenue	42,026,145	34,225,643

Gross profit	9,568,697	8,536,972

Operating expenses
Selling expenses	1,839,846	1,331,904
General and administrative expenses	2,584,842	2,043,588
Total operating expenses	4,424,688	3,375,492

Income from operations	5,144,009	5,161,480

Non-operating income (expense):
Other income(expense), net	(43,336)	72,713
Subsidy income	469,234	-
Interest income	26,504	64,984
Interest expense	(113,486)	(96,235)
Exchange gain (loss)	(56,896)	(253,519)

Total non-operating income (expense)	282,020	(212,057)

Income before income tax	5,426,029	4,949,423

Income tax	546,723	409,294

Net income	4,879,306	4,540,129

Shiner International, Inc.
Consolidated Balance Sheets

	December 31, 2008	December 31, 2007
ASSETS	(unaudited)
CURRENT ASSETS:
Cash & cash equivalents	$3,816,454	4,607,434
Restricted Cash	684,212	-
Accounts receivable, net of allowance for doubtful accounts of $223,973 and $84,964	7,594,718	8,988,559
Advances to suppliers	3,677,890	2,514,681
Notes receivable	43,503	39,755
Inventories	7,079,390	6,411,267
Prepaid expense & other current assets	1,283,650	432,211

Total current assets	24,179,817	22,993,907

Property and equipment, net	12,412,689	5,457,961
Construction in progress	32,265	-
Advance for purchase of equipment	1,531,590	3,409,721
Intangible assets	356,447	339,593

TOTAL ASSETS	$38,512,808	32,201,182

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,798,790	4,545,629
Other payables	145,507	1,396,233
Unearned revenue	161,516	520,056
Accrued payroll	39,979	41,267
Short term loan	3,884,197	822,528
Dividend payable	63,267	65,110
Tax and welfare payable	-	924,137

Total current liabilities	8,093,256	8,314,960

Commitments and contingencies	-	-

STOCKHOLDERS' EQUITY:
Common stock, par value $0.001; 75,000,000 shares authorized, 24,650,000 and 24,650,000 shares issued and outstanding	24,650	24,650
Additional paid-in capital	11,214,071	11,153,503
Other comprehensive income	2,977,847	1,384,391
Statutory reserve	2,854,686	2,374,069
Retained earnings	13,348,298	8,949,609
Total stockholders' equity	30,419,552	23,886,222

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$38,512,808	32,201,182